Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES FIRST QUARTER 2011
FINANCIAL RESULTS
- Non-Census Revenue Grew 22% Over First Quarter of 2010 -
- Cash Increased $18.9 Million since December 31, 2010 Due to Increased Cash Flow from Operations -
- New Business Bookings Totaled $108.9 Million in First Quarter of 2011 -
Arlington, VA — May 17, 2011 — Vangent, Inc., a leading global provider of information management and strategic business process services, today announced its first fiscal quarter 2011 financial results.
First Quarter 2011 Results
Vangent reported revenue from continuing operations of $175.8 million for the quarter ended April 2, 2011, a decrease of $18.3 million or 9% compared to $194.2 million in the year ago period. The decrease is primarily attributable to the completion of the U.S. 2010 Census contract which contributed $50.0 million in revenue for the first quarter of 2010. Adjusting for the U.S. 2010 Census contract, revenue increased 22% in the quarter ended April 2, 2011 compared to the prior year period, driven by an increase of $32.1 million in revenue from the acquisition of Buccaneer.
Operating income was $13.4 million for the three months ended April 2, 2011 compared to $18.1 million in the year ago period. The decrease in operating income was primarily due to the completion of the U.S. 2010 Census contract.
Vangent reported net income of $2.1 million for the three months ended April 2, 2011, a decrease of $3.5 million compared to the prior year period. The decrease in net income is attributable to the completion of the U.S. 2010 Census contract plus a $1.6 million tax charge in the first quarter of 2011 increasing the Company’s tax provision related to the expiration of the Company’s interest rate hedge.
Adjusted EBITDA was $23.9 million for the first quarter of 2011, compared with $27.0 million for the prior year period. The decrease in Adjusted EBITDA was primarily attributable to the completion of the U.S. 2010 Census contract.

First Quarter 2011 Contract Awards and Backlog
Vangent booked $108.9 million in new backlog in the first quarter of 2011. Key wins in the first quarter of 2011 include a $95 million, two-year contract in the Human Capital Group to modernize the learning and training infrastructure for the U.S. Army. In addition, Vangent won a $3.6 million contract with the Military Health System to enhance www.afterdeployment.org, a government website that provides behavioral health and wellness resources to the military community. Vangent also won a prime position on the ITSS-4 IDIQ vehicle with Department of Justice, a new customer, which gives Vangent an opportunity to bid on over $1 billion in IT systems and services business over the next seven years.
Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, totaled $1.8 billion at April 2, 2011. Vangent’s funded backlog, the portion for which funding has been authorized, totaled $428.6 million at April 2, 2011.
“We got off to a strong start in 2011 winning a $95 million contract with the U.S. Army as well as continued growth in our Military Health System portfolio,” stated Mac Curtis, President and Chief Executive Officer of Vangent. “Adjusting for the U.S. 2010 Census contract, quarter-over-quarter revenue grew 22% and Adjusted EBITDA increased 11%. The acquisition of Buccaneer — which continues to exceed our expectations — combined with our strong performance on a major government contract in the U.K. and our recent win with the U.S. Army, positions the company well for another solid year.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt at April 2, 2011 was $405.4 million which reflects a principal reduction of $1.4 million made during the first quarter of 2011. Cash and cash equivalents were $46.4 million at the end of the first quarter of 2011, an increase of $18.9 million compared to December 31, 2010. Net cash provided by operating activities was $21.9 million for the three months ended April 2, 2011, an increase of $40.9 million compared to the prior year period. The increase in net cash was primarily due to the completion of the U.S. Census contract which had significant working capital requirements. Vangent’s total liquidity, which includes $49.8 million available under its revolving credit facility, was $96.2 million.
Discontinued Operations
In the fourth quarter of 2009, Vangent completed an evaluation of its international business and committed to a plan to sell its business operations in Latin America. The consolidated financial statements report our Latin American business as discontinued operations. In 2010, Vangent completed the sales of its operations in Mexico and Argentina. In February 2011, Vangent completed the sale of its operations in Venezuela.

Q1 2011 Financial Results Conference Call
The conference call will take place on Thursday, May 19, 2011 at 5:00 pm ET. Interested parties may call (877) 627-6580 and request the “Vangent First Quarter 2011 Financial Results Conference Call,” conference ID #1920963.
Audio Replay
A replay of the earnings call can be heard after 9:00 a.m. on May 20, 2011 until June 2, 2011. To hear the replay, dial (888) 203-1112 and enter the same conference ID # 1920963.
Vangent’s first quarter 2011 financial statements including its Quarterly Report on Form 10-Q will be made available on the company’s website at www.vangent.com prior to the Vangent Q1 2011 Financial Results Conference Call on May 19, 2011 at 5 pm.
About Vangent, Inc.
With more than 7,000 employees worldwide, Vangent, Inc. is a global provider of consulting, systems integration, human capital management and strategic business process services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, Justice, Labor, State and Veterans Affairs; U.S. Census Bureau and the U.S. Office of Personnel Management, as well as Fortune 500 companies.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vangent, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Revenue	$175,849	$194,197
Cost of revenue	145,192	158,226

Gross profit	30,657	35,971
General and adminstrative expenses	12,149	12,190
Selling and marketing expenses	5,138	5,675

Operating income	13,370	18,106
Interest expense, net	7,491	8,236

Income from continuing operations, before income taxes	5,879	9,870
Provision for income taxes	3,730	1,834

Income from continuing operations	2,149	8,036
Loss from discontinued operations, net of tax	(12)	(2,437)

Net income	2,137	5,599
Net loss attributed to noncontrolling interest	(8)	—

Net income attributable to Vangent	$2,145	$5,599

Statements of Operations Data as a Percent of Revenue
Revenue	100.0%	100.0%
Cost of revenue	82.6	81.5

Gross profit margin	17.4	18.5
General and administrative expenses	6.9	6.3
Selling and marketing expenses	2.9	2.9

Operating income margin	7.6	9.3
Interest expense, net	4.3	4.2

Income from continuing operations, before income taxes	3.3	5.1
Provision for income taxes	2.1	0.9

Income from continuing operations	1.2	4.2
Loss from discontinued operations, net of tax	—	(1.3)

Net income	1.2	2.9
Net loss attributed to noncontrolling interest	—	—

Net income attributable to Vangent	1.2%	2.9%

Vangent, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 2,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$46,438	$27,194
Trade receivables, net	110,010	122,940
Prepaid expenses and other assets	13,467	12,572
Assets of discontinued operations	—	329

Total current assets	169,915	163,035

Property and equipment, net	26,581	28,031
Goodwill and intangible assets, net	441,741	447,923
Deferred tax asset	19,977	21,923
Deferred debt financing costs and other	8,113	8,823

Total assets	$666,327	$669,735

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$—	$1,401
Accounts payable and accrued liabilities	76,761	80,672
Accrued interest payable	2,803	7,781
Deferred revenue	10,389	7,964
Liabilities of discontinued operations	—	1,880

Total current liabilities	89,953	99,698

Long-term debt, net of current portion	405,353	405,353
Other long-term liabilities	4,961	5,453
Deferred tax liability	1,901	1,860

Total liabilities	502,168	512,364

Total equity	164,159	157,371

Total liabilities and equity	$666,327	$669,735

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Cash flows from operating activities
Net income	$2,137	$5,599
Loss from discontinued operations, net of tax	(12)	(2,437)

Income from continuing operations	2,149	8,036
Depreciation and amortization	9,842	8,357
Deferred income taxes	3,344	1,656
Other non-cash charges	915	825
Net changes in operating assets and liabilities:
Trade receivables	13,317	(32,066)
Prepaid expenses and other assets	(62)	(3,538)
Accounts payable and other liabilities	(9,993)	(1,635)
Deferred revenue	2,425	1,352

Continuing operations, net	21,937	(17,013)
Discontinued operations, net	(87)	(1,994)

Net cash provided by (used in) operating activities	21,850	(19,007)

Cash flows from investing activities
Capital expenditures of continuing operations	(1,896)	(1,304)
Discontinued operations, net	118	(123)

Net cash used in investing activities	(1,778)	(1,427)

Cash flows from financing activities
Repayment of senior secured term loan	(1,401)	(13,612)
Other	—	(29)

Net cash used in financing activities, continuing operations	(1,401)	(13,641)
Effect of exchange rate changes on cash and cash equivalents	252	(146)

Net increase (decrease) in cash and cash equivalents	18,923	(34,221)
Total cash and cash equivalents, beginning of period	27,515	45,584

Total cash and cash equivalents, end of period	46,438	11,363
Less: Cash and cash equivalents, discontinued operations	—	645

Cash and cash equivalents, continuing operations	$46,438	$10,718

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010

Net income (loss)	$2,137	$5,599	$36,567	$(29,373)
Provision (benefit) for income taxes	3,730	1,834	(29,590)	6,884
Interest expense, net of interest income	7,370	8,270	30,345	34,254
Depreciation and amortization	9,842	8,357	36,283	32,127

EBITDA	23,079	24,060	73,605	43,892
Loss from discontinued operations, net of tax	12	2,437	9,803	18,616
Impairment of goodwill and indefinite-life intangible asset	—	—	5,320	11,227
Equity-based compensation expense	201	262	836	1,064
Management fee and expenses	292	265	1,305	1,186
Other	275	(12)	1,075	455

Adjusted EBITDA, excluding pro forma results of acquisition	$23,859	$27,012	$91,944	$76,440

EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under U.S. generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.
Adjusted EBITDA is a financial measure used to calculate the consolidated leverage ratio, one of the more restrictive financial covenants under the senior secured credit facility. Adjusted EBITDA, as defined in the senior secured credit facility, excludes (i) discontinued operations, (ii) impairment charges, (iii) equity-based compensation expense, (iv) management fee and expenses paid to Veritas Capital, and (v) other items as defined in the senior secured credit facility, including an adjustment to include the pre-acquisition EBITDA results of the acquired company for the calculation of the consolidated leverage ratio. The adjustment to EBITDA for the pre-acquisition results of Buccaneer was $3,293 for the twelve months ended April 2, 2011, resulting in Adjusted EBITDA, including the pro forma results of Buccaneer, of $95,237 for the twelve months ended April 2, 2011.
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